Filed pursuant to Rule 424(b)(3)
Registration No. 333-135174
PROSPECTUS
2,192,957 Shares of Common Stock
131,219 Class A Warrants
131,219 Class B Warrants
This prospectus covers the sale of up to:
▪	1,799,300 shares of our common stock to be issued upon the exercise of non-redeemable Class B warrants issued in our initial public offering as a component of the units sold by us in the offering;

▪	131,219 shares of our common stock, 131,219 Class A warrants and 131,219 Class B warrants to be issued upon the exercise of the underwriter’s warrants issued by us in connection with our initial public offering; and

▪	131,219 shares of our common stock to be issued upon the exercise of the Class B warrants and 131,219 shares of our common stock to be issued upon the exercise of the Class A warrants, in each case, underlying the underwriter’s warrants.
          In addition, this prospectus covers additional shares issuable pursuant to the Class A warrants and Class B warrants as a result of stock dividends declared by us since the issuance of the warrants.
          Our initial public offering was completed on February 16, 2007. Holders of the Class B warrants acquired in our initial public offering may currently purchase 1.4677 shares of common stock for each Class B warrant exercised. The Class A warrants issued in our initial public offering have been redeemed.
          The underwriter’s warrants were issued by us in connection with our initial public offering and are dated as of February 16, 2007. The holder of the underwriter’s warrants may purchase up to an aggregate of 131,219 units, each unit consisting of one share of our common stock, one Class A warrant and one Class B warrants, each warrant to purchase 1.4677 shares of common stock. The representative’s warrants are exercisable at $6.60 per unit and expire on February 13, 2012.
          The Class A and Class B warrants are exercisable at $8.25 and $11.00, respectively, per warrant at any time on or before February 13, 2012.
          Our common stock and Class B warrants are quoted on the Nasdaq Capital Market under the symbols “COIN” and “COINZ,” respectively. On April 29, 2009, the closing sale prices of our common stock and Class B warrants on the Nasdaq Capital Market were $1.46 per share and $0.49 per Class B warrant.
Investing in our securities involves risks. See “Risk Factors” beginning on page 2.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is May 15, 2009.

PROSPECTUS SUMMARY
RISK FACTORS
CORPORATE INFORMATION
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
CAPITALIZATION
DILUTION
DESCRIPTION OF CAPITAL STOCK
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF DOCUMENTS BY REFERENCE

PROSPECTUS SUMMARY
     The following summary highlights selected information contained in this prospectus. This summary does not contain all the information that may be important to you. You should read the more detailed information contained in this prospectus, including but not limited to, the risk factors incorporated by reference herein.. References to “we,” “us,” “our,” “Converted Organics” or the “Company” mean Converted Organics Inc. and its wholly owned subsidiaries.
The Offering
          We are registering 2,192,957 shares of our common stock issuable by us upon exercise of outstanding Class B warrants and the underwriter’s Class A and Class B warrants. These shares include:
▪	1,799,300 shares issuable to public investors that received Class B warrants from us as a component of the units sold in our initial public offering of securities. The non-redeemable Class B warrants give those investors the right to purchase shares of our common stock at $11.00 per share at any time on or before February 13, 2012. In addition, the holders of the warrants are entitled to additional shares issuable pursuant to the Class B warrants as a result of stock dividends declared by us since the issuance of the warrants. As of the date of this prospectus, each Class B warrant may currently purchase 1.4677 shares of common stock for each Class B warrant exercised.

▪	393,657 shares issuable to the underwriter of our initial public offering pursuant to units issuable upon exercise of the underwriter’s warrants issued in connection with the offering (including shares issuable upon the exercise of the Class A warrants and Class B warrants underlying the units at $8.25 and $11.00 per share, respectively). In addition, the holders of the warrants are entitled to additional shares issuable pursuant to the warrants as a result of stock dividends declared by us since the issuance of the warrants.
          We are also registering 131,219 Class A warrants and 131,219 Class B warrants issuable upon exercise of the underwriter’s warrants granted by us in connection with our initial public offering. The holder of the underwriter’s warrants may purchase up to an aggregate of 131,219 units, each unit consisting of one share of our common stock, one Class A warrant and one Class B warrant. The representative’s warrants are exercisable at $6.60 per unit and expire on February 13, 2012.

Common stock outstanding	15,251,708 shares as of April 29, 2009

Use of proceeds	We will not receive any of the proceeds from the sale of the securities being registered on behalf of the Selling Securityholders hereunder. We will receive the exercise price upon the exercise of any Class A and Class B warrants and proceeds from sale of underwriter units.

Nasdaq Capital Market symbols	Common stock: COIN

Class B warrants: COINZ

Risk factors	Investing in these units involves a high degree of risk. As an investor you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section of this prospectus.

          Our principal business office is located at 7A Commercial Wharf West, Boston, Massachusetts 02110, and our telephone number is (617) 624-0111. Our website address is www.convertedorganics.com. Information contained on our website or any other website does not constitute part of this prospectus.
          We will bear the expenses of registering these securities. The Selling Securityholders will pay the cost of any brokerage commissions and discounts, and all expenses incurred by them in connection with the resale of the securities. See “Plan of Distribution.”
RISK FACTORS
          Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our most recent Annual Report on Form 10-K, and in our updates to those Risk Factors in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.
CORPORATE INFORMATION
          Our principal executive offices are located at 7A Commercial Wharf West, Boston, MA 02110, and our telephone number is (617) 624-0111. Our web site address is convertedorganics.com. Information on our web site is not part of this prospectus.
FORWARD-LOOKING STATEMENTS
          Some of the information in this prospectus, any prospectus supplement, and the documents we incorporate by reference contains forward-looking statements within the meaning of the federal securities laws. You should not rely on forward-looking statements in this prospectus, any prospectus supplement, and the documents we incorporate by reference. Forward-looking statements typically are identified by use of terms such as “anticipate,” “believe,” “plan,” “expect,” “future,” “intend,” “may,” “will,” “should,” “estimate,” “predict,” “potential,” “continue,” and similar words, although some forward-looking statements are expressed differently. This prospectus, any prospectus supplement, and the documents we incorporate by reference may also contain forward-looking statements attributed to third parties relating to their estimates regarding the growth of our markets. All forward-looking statements address matters that involve risk and uncertainties, and there are many important risks, uncertainties and other factors that could cause our actual results, as well as those of the markets we serve, levels of activity, performance, achievements and prospects to differ materially from the forward-looking statements contained in this prospectus, any prospectus supplement, and the documents we incorporate by reference.
          You should also consider carefully the statements under “Risk Factors” and other section of this prospectus, any prospectus supplement, and the documents we incorporate by reference, which address additional facts that could cause our actual results to differ from those set forth in the forward-looking statements. We caution investors not to place significant reliance on the forward-looking statements contained in this prospectus, any prospectus supplement, and the documents we incorporate by reference. We undertake no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.
USE OF PROCEEDS
          If exercised, we will receive gross proceeds of approximately $23.2 million from the exercise of Class A, Class B and underwriter units included in this prospectus. Additionally, if exercised, we would also receive approximately $4.1 million and $3.2 million, respectively, of gross proceeds from Class B warrants included in the prospectus, file Nos. 333-149221 and 333-149079 (which are being filed simultaneously with this prospectus). We will retain discretion over the use of the net proceeds we may receive from these offerings, but we currently intend to use such proceeds, if any, for working capital purposes.

CAPITALIZATION
     The following table is derived from our audited financial statements as of December 31, 2008 and sets forth our:
▪	Actual capitalization as of December 31, 2008;

▪	Pro forma capitalization as of December 31, 2008 after giving effect to: (i) the exercise of all outstanding Class A and Class B Warrants at $8.25 and $11.00 per warrant, respectively; (ii) the exercise of 131,219 underwriter warrants for 131,219 units at $6.60 (a unit comprising one share of common stock and one Class A Warrant and one Class B Warrant); (iii) the exercise of 131,219 Class A warrants issued pursuant to (ii) above, and the exercise of 131,219 Class B warrants issued pursuant to (ii) above. The Class A, Class B and underwriter units contained in this pro forma capitalization are being simultaneously registered in prospectus file Nos. 333-135174, 333-149221, 333-149079.

	December 31, 2008
	Actual	Pro Forma as Adjusted
DEBT
Term notes payable	$89,170	$-0-

Convertible notes payable, net of unamortized discount	4,954,176	4,954,176

Mortgage payable	248,166	248,166

Bonds payable	17,500,000	17,500,000

Total debt	22,791,512	22,702,342

OWNERS’ EQUITY

Preferred stock, $.0001 par value, authorized 10,000,000 shares; no shares issued and outstanding	$—	$—

Common stock, $.0001 par value, authorized 40,000,000 shares, 7,431,436 shares issued and outstanding at December 31, 2008 actual; 11,629,383 shares issued and outstanding pro forma as adjusted	743	1,163

Additional paid-in capital	31,031,647	61,570,457

Member’s equity	619,657	619,657

Accumulated deficit	(26,605,115)	(26,605,115)

Total owners’ equity	$5,046,932	$35,586,162

     This table should be considered in conjunction with the sections of this registration statement captioned “Use of Proceeds” and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and financial statements and related notes included by reference elsewhere in this registration statement.

DILUTION
          Our Class B warrants are not redeemable by us. If you exercise your warrants your interest will be diluted to the extent of the difference between the exercise price of our warrants and the as adjusted net tangible book value per share of our common stock after this offering. Below we illustrate the dilution you will incur if all our Class B warrants are exercised.
Dilution Upon Exercise of Class B Warrants
          Our net tangible book value as of December 31, 2008 was $5,046,932 or $.68 per outstanding share of common stock. Without giving effect to any changes in the net tangible book value after December 31, 2008 other than:
▪	the exercise of 2,467,929 Class B warrants at $11.00 per warrant;

▪	the exercise of 131,219 underwriter units at $6.60 per unit

▪	the exercise of 131,219 Class A (underwriter ) Warrants at $8.25 per warrant; and

▪	the exercise of 131, 219 Class B (underwriter) warrants at $11.00 per warrant;
Our pro forma net tangible book value at December 31, 2008 would be $35,586,162 or $3.06 per outstanding share of common stock. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of our warrants in this offering and the net tangible book value per share of our capital stock immediately afterwards. This represents an immediate increase of $2.38 per share of capital stock to existing stockholders and an immediate dilution of $7.61 per share of common stock to the new investors who exercise the Class B warrants in this offering. The following table illustrates this per share dilution:

Weighted average exercise price of warrants		$10.67

Net tangible book value as of December 31, 2008	$.68

Increase in net tangible book value per share attributable to new investors	$2.38

As adjusted net tangible book value per share after this offering		3.06

Dilution in net tangible book value to new investors		$7.61

DESCRIPTION OF CAPITAL STOCK
     The following information describes our capital stock as well as certain provisions of our certificate of incorporation and bylaws. This description is only a summary. You should also refer to our certificate of incorporation and bylaws, which have been filed as exhibits to the registration statement of which this prospectus is a part.
     Our authorized capital stock consists of 40,000,000 shares of common stock, $0.0001 par value, and 10,000,000 shares of preferred stock, $0.0001 par value.
     As of April 29, 2009, there were no shares of preferred stock outstanding and there were outstanding:
▪	15,251,708 shares of common stock outstanding;

▪	1,246,735 shares issuable upon the exercise of options issued pursuant to our current stock option plans;

▪	7,295,698 shares issuable upon the exercise of outstanding warrants; and

▪	276,932 shares issuable upon the exercise of options available for future grant under our stock option plans.
Common Stock
     Each outstanding share of common stock has one vote on all matters requiring a vote of the stockholders. There is no right to cumulative voting; thus, the holders of 50% or more of the shares outstanding can, if they choose to do so, elect all of the directors. In the event of a voluntary or involuntary liquidation, all stockholders are entitled to a pro rata distribution after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. The holders of the common stock have no preemptive rights with respect to future offerings of shares of common stock.
     We have not declared or paid any cash dividends and do not intend to pay any cash dividends in the foreseeable future. We intend to retain any future earnings for use in the operation and expansion of our business. The terms of our New Jersey bond issue restrict our ability to pay cash dividends. Any future decision to pay cash dividends on common stock will be at the discretion of our board of directors and will depend upon, in addition to the terms of the New Jersey bond financing and any future bond or bank financings, our financial condition, results of operation, capital requirements and other factors our board of directors may deem relevant. Holders of common stock are entitled to dividends if, as and when declared by the Board out of the funds legally available therefore. It is our present intention to retain earnings, if any, for use in our business. The payment of cash dividends on the common stock is, therefor, unlikely in the foreseeable future.
Preferred Stock
     Our Board of Directors is authorized by our Certificate of Incorporation to establish classes or series of preferred stock and fix the designation, powers, preferences and rights of the shares of each such class or series and the qualifications, limitations or restrictions thereof without any further vote or action by our stockholders. Any shares of preferred stock so issued would have priority over our common stock with respect to dividend or liquidation rights. Any future issuance of preferred stock may have the effect of delaying, deferring or preventing a change in our control without further action by our stockholders and may adversely affect the voting and other rights of the holders of our common stock. At present we have no plans to issue any additional shares of preferred stock or to adopt any new series, preferences or other classification of preferred stock.
     The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable a holder to block such a transaction. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of holders of our common stock. Although our Board of Directors is required to make any determination to issue preferred stock based on its judgment as to the best interests of our stockholders, our Board could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which such stockholders might receive a premium for their stock over the then market price of such stock. Our Board presently does not intend to seek stockholder approval prior to the issuance of currently authorized stock, unless otherwise required by law or applicable stock exchange rules.

Class B Warrants
     General. We have outstanding 4,932,438 Class B warrants. The Class B warrants may be exercised until the expiration date, which is February 13, 2012. Each Class B warrant entitles the holder to purchase one share of common stock at an exercise price of $11.00 per share. In addition, the warrant provides for anti-dilution protection in connection with our issuance of any stock dividends, which we have declared since the issuance of the warrants. Accordingly, holders of the Class B warrants may currently purchase 1.4677 shares of common stock for each warrant exercised. The warrant exercise price will be adjusted if specific events, summarized below, occur. A holder of warrants will not be deemed a holder of the underlying stock for any purpose until the warrant is exercised. If at their expiration date the Class B warrants are not currently exercisable, the expiration date will be extended for 30 days following notice to the holders of the warrants that the warrants are again exercisable. If we cannot honor the exercise of Class B warrants and the securities underlying the warrants are listed on a securities exchange or if there are three independent market makers for the underlying securities, we may, but are not required to, settle the warrants for a price equal to the difference between the closing price of the underlying securities and the exercise price of the warrants. Because we are not required to settle the warrants by payment of cash, and because there is a possibility that warrant holders will not be able to exercise the warrants when they are in-the -money or otherwise, there is a risk that the warrants will never be settled in shares or payment of cash. This may have an adverse effect on the demand for the warrants and the prices that can be obtained from reselling them.
     No Redemption. The Class B warrants are non-redeemable.
     Exercise. The holders of the Class B warrants may exercise them only if an appropriate registration statement is then in effect. To exercise a Class B warrant, the holder must deliver to our transfer agent the warrant certificate on or before the expiration date or the redemption date, as applicable, with the form on the reverse side of the certificate executed as indicated, accompanied by payment of the full exercise price for the number of warrants being exercised. Fractional shares of common stock will not be issued upon exercise of the warrants.
     Adjustments in Certain Events. We will make adjustments to the terms of the Class B warrants if certain events occur. If we distribute to our stockholders additional shares of common stock through a dividend or distribution, or if we effect a stock split of our common stock, we will adjust the total number of shares of common stock purchasable on exercise of a Class B warrant so that the holder of a Class B warrant thereafter exercised will be entitled to receive the number of shares of common stock the holder would have owned or received after such event if the Class B warrant holder had exercised the Class B warrant before the event causing the adjustment. The aggregate exercise price of the Class B warrant will remain the same in that circumstance, but the effective purchase price per share of common stock purchasable upon exercise of the Class B warrant will be proportionately reduced because a greater number of common stock shares will then be purchasable upon exercise of the adjusted Class B warrant. We will make equivalent changes in the Class B warrants if we effect a reverse stock split.
     In the event of a capital reorganization or reclassification of our common stock, the Class B warrants will be adjusted so that thereafter each Class B warrant holder will be entitled to receive upon exercise the same number and kind of securities that such holder would have received if the Class B warrant had been exercised before the capital reorganization or reclassification of our common stock and the securities received on such exercise had been held through the record date of the reorganization or recapitalization.
     If we merge or consolidate with another corporation, or if we sell our assets as an entirety or substantially as an entirety to another corporation, we will make provisions so that Class B warrant holders will be entitled to receive upon exercise of a Class B warrant the kind and number of securities, cash or other property that would have been received as a result of the transaction by a person who was our stockholder immediately before the transaction and who owned the same number of shares of common stock for which the Class B warrant was exercisable immediately before the transaction. No adjustment to the Class B warrants will be made, however, if a merger or consolidation does not result in any reclassification or change in our outstanding common stock.
Underwriter’s Warrants
     In connection with our initial public offering, we issued to the underwriter warrants to purchase 131,219 units, consisting of 131,219 shares of our common stock, 131,219 Class A warrants and 131,219 Class B warrants. The underwriter’s warrants will be exercisable for units at any time beginning February 13, 2008 until February 13, 2012.

However, neither the underwriter’s warrants nor the underlying securities may be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the securities by any person, except to any member participating in the offering and the officers or partners thereof, and only if all securities so transferred remain subject to the one-year lock-up restriction for the remainder of the lock-up period. If we cannot honor the exercise of the underwriter’s warrants and the securities underlying the warrants are listed on a securities exchange or if there are three independent market makers for the underlying securities, we may, but are not required to, settle the underwriter’s warrants for a price equal to the difference between the closing price of the underlying securities and the exercise price of the warrants. Because we are not required to settle the representative’s warrants by payment of cash, it is possible that the underwriter’s warrants will never be settled in shares or payment of cash.
Anti-Takeover Effects of Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws
     Our Certificate of Incorporation and Bylaws contain a number of provisions that could make our acquisition by means of a tender or exchange offer, a proxy contest or otherwise more difficult. These provisions are summarized below.
     Staggered Board. Staggered terms tend to protect against sudden changes in management and may have the effect of delaying, deferring or preventing a change in our control without further action by our stockholders. Our Board of Directors is divided into three classes, with one class of directors elected at each year’s annual stockholder meeting.
     Special Meetings. Our Bylaws provide that special meetings of stockholders can be called by the President, at the request of a majority of the Board of Directors or at the written request of holders of at least 50% of the shares outstanding and entitled to vote.
     Undesignated Preferred Stock. The ability to authorize undesignated preferred stock makes it possible for our Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us. The ability to issue preferred stock may have the effect of deferring hostile takeovers or delaying changes in control or management of our Company.
     Delaware Anti-Takeover Statute. We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging under certain circumstances in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:
▪	Prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder.

▪	Upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer.

▪	On or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.
     Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting securities. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our Board of Directors does not approve in advance. We also anticipate that Section 203 may also discourage attempted acquisitions that might result in a premium over the market price for the shares of common stock held by stockholders.
     The provisions of Delaware law, our Certificate of Incorporation and our Bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests..
Limitation of Director Liability
     The Delaware General Corporation Law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of the directors’ fiduciary duty of care. Although the law does not change the directors’ duty of care, it enables corporations to limit available relief in most cases to equitable remedies such as an injunction. Our certificate of incorporation limits the liability of directors to us or our stockholders to the fullest extent permitted by applicable law. Specifically, our directors will not be personally liable to us or our stockholders for monetary damages for breach of a director’s fiduciary duty as a director, except for liability:
▪	for any breach of the director’s duty of loyalty to us or our stockholders;

▪	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

▪	for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

▪	for any transaction from which the director derived an improper personal benefit.
Indemnification
     To the maximum extent permitted by law, our bylaws provide for mandatory indemnification of directors and permit indemnification of our employees and agents against all expense, liability and loss to which they may become subject or which they may incur as a result of being or having been our director, officer, employee or agent. In addition, we must advance or reimburse directors and officers, and may advance or reimburse employees and agents, for expenses incurred by them as a result of indemnifiable claims.
Transfer Agent, Warrant Agent and Registrar
     The transfer agent and registrar for our common stock and warrant agent for the public warrants is Computershare Shareholder Services, Inc., and its wholly owned subsidiary, Computershare Trust Company, N.A., 250 Royall Street, Canton, Massachusetts 02021.
Listing
     Our common stock and Class B warrants are listed on the Nasdaq Capital Market and the Boston Stock Exchange.
LEGAL MATTERS
     The validity of the securities offered will be passed upon for us by Cozen O’Connor, Philadelphia, Pennsylvania.
EXPERTS
     The financial statements incorporated by reference in this prospectus have been audited by CCR LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their reports incorporated herein by reference, and are included in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
     We have filed a registration statement on Form S-3 with the Securities and Exchange Commission in connection with this offering. We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy the registration statement and any other documents we have filed at the Securities and Exchange Commission’s Public Reference Room 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Public Reference Room. Our Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission’s Internet site at www.sec.gov.
     This prospectus is part of the registration statement and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are a part of the registration statement.
INCORPORATION OF DOCUMENTS BY REFERENCE
     The Securities and Exchange Commission allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. Later information filed with the Securities and Exchange Commission will update and supersede this information.
     We incorporate by reference the documents listed below, all filings filed by us pursuant to the Exchange Act after the date of the initial registration statement of which this prospectus forms a part prior to effectiveness of such registration statement, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the time that all securities covered by this prospectus have been sold; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any current report on Form 8-K:
▪	Our Annual Report on Form 10-K for the year ended December 31, 2008.

▪	Our Current Reports on Form 8-K dated January 12, 2009; January 29, 2009; February 27, 2009; March 12, 2009; March 25, 2009; March 27, 2009; April 1, 2009; April 2, 2009; April 6, 2009; April 10, 2009; April 13, 2009; and April 28, 2009.

▪	Our Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 30, 2009.

▪	The description of our common stock contained in our registration statement on Form 8-A filed on May 30, 2007, and any amendment or report filed for the purpose of updating that description.
     An updated description of our capital stock is included in this prospectus under “Description of Capital Stock.”
     You may request a copy of these filings, at no cost, by contacting us at:
Converted Organics Inc.
Attn: Corporate Secretary
7A Commercial Wharf West
Boston, MA 02110
Phone: (617) 624-0111

CONVERTED ORGANICS INC.
2,192,957 Shares of Common Stock
131,219 Class A Warrants
131,219 Class B Warrants

PROSPECTUS

May 15, 2009
You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or the sale of these securities.